Exhibit 99.1

Fischer Imaging Reports Service Arrangement with Kodak

DENVER, Jan. 25, 2006 — Fischer Imaging Corporation (FIMG.PK) entered into an arrangement on January 23, 2006 with Eastman Kodak Company (“Kodak”) for Kodak to offer service and support to the world-wide installed base of Fischer’s mammography products, including SenoScan® digital mammography and MammoTest® stereotactic breast biopsy systems.  As reported earlier, Fischer consummated the sale of its Mammography Assets (all intellectual property rights used in Fischer’s mammography business, including the SenoScan® and MammoTest® systems) to Hologic, Inc. on September 29, 2005 (“Hologic Sale”).  Fischer, with Hologic’s consent, granted Kodak a non-exclusive limited license to use certain Mammography Assets necessary to provide service and support on the installed base of SenoScan and MammoTest systems (the “Service business”).

Under the agreement, it is expected that Kodak’s Health Group will provide post-sale support, including telephone customer technical support and on-site equipment repair and maintenance, to Fischer’s Service customers who enter into a Kodak Service Agreement.  “We believe this arrangement will provide our Mammography customers with access to repair and maintenance support from a large, reputable and highly responsive organization,” said Dr. Gail Schoettler, Chairperson of the Board.

As a result of this arrangement, Fischer will notify all of its Mammography service customers and suppliers of Kodak’s role as an authorized service provider.  Kodak will contact Mammography service customers and offer them the opportunity to enter into a service agreement directly with Kodak.  Fischer will offer those customers who desire to enter into a Service Agreement with Kodak, the ability to terminate their current service contracts with Fischer without penalty.  In addition, Fischer expects to enter into Service Agreements with Kodak to arrange for Fischer’s customers with equipment still under manufacturer’s warranty to receive service and support from Kodak at no additional cost to those customers. Kodak will also have the right to have spare parts and consumables manufactured for its use, sale and distribution.

Fischer intends to continue its Service business until April 21, 2006, as well as fulfill its contractual obligations to provide MammoTest to Ethicon Endo-Surgery while it explores strategic alternatives for its radiology, electrophysiology, and surgical (RE&S) business.  As discussed more fully in the Form 10-Q for the quarter ended September 30, 2005, management cannot accurately estimate the amount of distribution to its stockholders, if any, from the proceeds of the Hologic Sale until the following are finalized or resolved:

•                  decisions related to the strategic alternatives being investigated, including selling the RE&S business;

•                  strategy to exit or reduce costs in the Fischer’s European market;

•                  the resolution of Philips’ previously announced intent to terminate its master supply agreement with Fischer;

•                  outcome of certain threatened litigation; and

•                  the Food and Drug Administration’s (FDA) response to Fischer’s corrective action plan to address observations from FDA inspections.

About Fischer Imaging

Fischer Imaging Corporation services and manufactures medical imaging systems for the screening and diagnosis of disease. Fischer Imaging began producing general-purpose x-ray imaging systems in 1910 and is the oldest manufacturer of x-ray imaging devices in the United States. For more information, visit www.fischerimaging.com.

About Kodak’s Health Group

Kodak’s Health Group, with 2004 revenues of $2.68 billion, supplies the medical and dental professions with traditional and digital imaging and information systems. Its portfolio includes picture archiving and communications systems (PACS), radiology information systems (RIS), IT solutions, clinical information solutions, computed and digital radiography systems, laser imagers, mammography and oncology systems, x-ray film systems, and dental imaging products. Its services portfolio includes everything from repair and maintenance, to professional services encompassing integration, storage and archiving, secure e-mail services – and much more.

Kodak’s other major businesses include:  Graphic Communications – providing customers with a range of solutions for prepress, traditional and digital printing, and document scanning and multi-vendor IT services; Digital & Film Imaging Systems – providing consumers, professionals and cinematographers with digital and traditional products and services; and Display & Components – supplying original equipment manufacturers with imaging sensors as well as intellectual property and materials for the organic light-emitting diode (OLED) and LCD display industries.

For more information about Kodak (NYSE:EK) visit www.kodak.com.

Forward-looking Statements

Certain statements contained in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include:  Kodak’s provision of post-sale support to Fischer’s Service customers, Fischer’s ability to satisfy service and warranty and product distribution obligations until the Kodak transition is complete and to facilitate the transition, plans to sell the RE&S business, resolution of Philips’ announced intent to terminate the Philips Agreement, our plans with respect to our European operations,  the effect on Fischer of potential or continuing litigation, resolution of FDA matters and the impact of the foregoing on potential distributions to stockholders.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from such forward-looking statements, certain of which are described as “Risk Factors” in our Form 10-K for the year-ended December 31, 2004 and are discussed in our Forms 10-Q for the quarters ending March 31, 2005, June 30, 2005 and September 30, 2005. Readers are cautioned to avoid placing undue reliance on such forward-looking statements, which speak only as of the date the statements were made.   It is recommended that the above referenced quarterly reports and annual reports be read together with this News Release and the annual report on form 10-K for the year ended December 31, 2004 to better understand our business, results of operations and financial condition as reported in this document.

Contact:  Michael Klatman, Resonant Communications, 303-581-0509

Note: KODAK is a trademark of Eastman Kodak Company.